Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement Nos. 033-60809 and 333-61379 on Form S-3 and Registration Statement Nos. 033-61073, 033-61075, 333-27967 and 333-42648 on Form S-8 of our reports dated November 9, 2005, relating to the financial statements of Commercial Metals Company and subsidiaries (the “Company”), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended August 31, 2005.
DELOITTE & TOUCHE LLP
Dallas, Texas
November 9, 2005